Exhibit 99.1

UNION BANKSHARES, INC.
Main Street, P.O. Box 667, Morrisville, Vermont 05661 * 802-888-6600

                            FOR IMMEDIATE RELEASE

Union Bankshares Announces Second Quarter Earnings and Quarterly Dividend
Payment

Morrisville, VT July 14, 2004 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended June 30, 2004 was $1.305 million or $.29 per share compared to $1.189 million or $.26 per share for the same period in 2003.

A quarterly dividend of $.22 per share was declared on July 14, 2004 to shareholders of record July 24, 2004, payable July 28, 2004.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of June 30, 2004 the Company had approximately $344 million in consolidated assets and operated 12 banking offices and 28 ATM facilities in Vermont and a loan origination office in the adjacent Littleton, New Hampshire market.



Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.


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